Exhibit 99.1

Cimarex to Acquire Delaware Pure-Play Resolute for $1.6 billion

•	Cash and stock acquisition consistent with disciplined, returns-driven approach

•	Expected to be accretive to EPS and non-GAAP CFPS in 2019

•	Expands Cimarex’s footprint in Reeves County by 21,100 net acres

•	Adds 35 MBOE/D (45% oil) to Cimarex’s production base

DENVER, CO, November 19, 2018 – Cimarex (NYSE: XEC) and Resolute Energy Corporation (NYSE: REN) (“Resolute”) today announced that Cimarex has entered into a definitive agreement to acquire Resolute in a cash and stock transaction valued at $35.00 per share, or a total purchase price of approximately $1.6 billion, including Resolute’s long term debt of $710 million, as of September 30, 2018. The transaction was unanimously approved by both companies’ Boards of Directors.

“This high-quality, bolt-on asset is tailor-made for Cimarex,” said Thomas E. Jorden, Chairman, President and CEO of Cimarex. “It is a perfect fit with our existing Reeves County position and will allow us to leverage our knowledge and deliver superior results over a broader asset base for the benefit of both Cimarex and Resolute shareholders. The Resolute assets are expected to generate free cash flow in 2019, basically funding any additional development capital from the start. I want to compliment Rick Betz and the entire Resolute team on the outstanding job that they have done in building these premier Reeves County assets.”

Cimarex will continue to maintain an industry-leading cost structure and strong balance sheet. Cimarex expects the combined companies to generate free cash flow in 2020.

“Today’s transaction further demonstrates the commitment of the Board of Directors and entire management team at Resolute to maximizing long term value for the company’s shareholders,” said Rick Betz, Chief Executive Officer of Resolute. “Our dedicated team of talented professionals has worked tirelessly to position this company to be able to capitalize on the tremendous opportunity this merger represents. The combination of our assets and people with the incredibly strong platform that Tom and his team at Cimarex have built will surely lead to superior results for the shareholders of both companies. We look forward to working through a seamless transition with the Cimarex team.”

Compelling Strategic and Financial Benefits include:

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Acquisition Consistent with Disciplined Investment and Capital Allocation Strategy: Cimarex utilized its disciplined returns-driven approach in this transaction, employing its strong balance sheet to acquire assets with attractive returns that are competitive with those in Cimarex’s existing high-return portfolio.

•

Operational Excellence Results in Productivity Gains: Through the application of sound, idea-driven science, Cimarex has shown significant well productivity gains in this area. Cimarex expects to apply these learnings to the acquired properties in the future.

•	Increases Scale of Key Delaware Basin Asset: Net acres in Reeves County, Texas, increase 34% with the addition of 21,100 acres. Pro forma Q3 2018 production was over 253 MBOE/d (79,647 bo/d).

•	Financially Accretive: Accretive to 2019 key per-share metrics including: earnings and non-GAAP cash flow.

Terms and Financing

Under the terms of the definitive merger agreement, Resolute shareholders will have the right to receive 0.3943 shares of Cimarex common stock, $35 per share in cash, or a combination of $14 per share in cash and 0.2366 share of common stock. The amount of stock and cash is subject to proration for total stock and cash mix of 60% and 40%, respectively.

The consideration represents an approximate 14.8% percent premium to Resolute’s closing price of $30.49 on November 16, 2018. Upon closing of the transaction, Cimarex shareholders will own approximately 94.4% of the combined company, and Resolute shareholders will own approximately 5.6%. The transaction, which is expected to be completed by the end of the first quarter of 2019, is subject to the approval of Resolute shareholders, and the satisfaction of certain regulatory approvals and other customary closing conditions.

The cash portion of the transaction is expected to be funded through a combination of cash on hand (including proceeds from the previously announced sale of assets in Ward County, Texas) and borrowings under Cimarex’s revolving credit facility.

Upon closing, the Board of Directors and executive team of Cimarex will remain unchanged. The resulting capital structure is consistent with Cimarex’s strategy of maintaining a conservative financial position and is expected to have no impact on the company’s investment grade credit rating.

Advisors

Evercore is acting as exclusive financial advisor to Cimarex, and Akin Gump Strauss Hauer & Feld LLP is acting as legal advisor. Petrie Partners Securities, LLC and Goldman Sachs & Co. LLC are acting as financial advisors to Resolute. Arnold & Porter and Wachtell, Lipton, Rosen & Katz are acting as legal advisors to Resolute.

Conference Call and Webcast

Cimarex will host a conference today at 9:00 a.m. EST (7:00 a.m. MST). The call will be webcast and accessible on the Cimarex website at www.cimarex.com. To join the live, interactive call, please dial 866-367-3053 ten minutes before the scheduled start time (callers in Canada dial 855-669-9657 and international callers dial 412-902-4216).

A replay will be available on the company’s website.

Presentation

For more details, please refer to the company’s investor presentation available at www.cimarex.com.

About Cimarex

Denver-based Cimarex is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S. For more information, visit https://www.cimarex.com. The company’s common stock is traded on the NYSE under the ticker symbol “XEC.”

About Resolute

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The company routinely posts important information about the Company under the Investor Relations section of its website. The company’s common stock is traded on the NYSE under the ticker symbol “REN.”

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.

Karen Acierno

Director – Investor Relations

kacierno@cimarex.com

303-285-4957

www.cimarex.com

Resolute Energy Corporation

HB Juengling

Vice President - Investor Relations

hbjuengling@resoluteenergy.com

303-534-4600, extension 1555

www.resoluteenergy.com

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Cimarex and Resolute.

In connection with the proposed transaction, Cimarex intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Resolute that also constitutes a prospectus of Cimarex. Each of Cimarex and Resolute also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise. Any definitive proxy statement/prospectus of Resolute will be mailed to stockholders of Resolute if and when available.

INVESTORS AND SECURITY HOLDERS OF CIMAREX AND RESOLUTE ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Cimarex and Resolute, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Cimarex will be available free of charge on Cimarex’s website at https://www.cimarex.com/home/default.aspx under the tab “Investor Relations” and then under the heading “Financial Information.” Copies of the documents filed with the SEC by Resolute will be available free of charge on Resolute’s website at https://www.resoluteenergy.com/ under the tab “Investors” and then under the heading “SEC Filings.”

Participants in the Solicitation

Cimarex, Resolute and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and executive officers of Cimarex is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 30, 2018, and information regarding the directors and executive officers of Resolute is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on May 18, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Cimarex or Resolute using the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Cimarex’s and Resolute’s current views about future events. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Cimarex and Resolute, including future financial and operating results, Cimarex’s and Resolute’s plans, objectives, expectations and intentions, the expected timing and likelihood of completion of the transaction, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this communication will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the ability to obtain the requisite Resolute stockholder approval; the risk that Resolute or Cimarex may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger, the risk that an event, change or other circumstances could give rise to the termination of the proposed merger, the risk that a condition to closing of the merger may not be satisfied, the timing to consummate the proposed merger, the risk that the businesses will not be integrated successfully, the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Cimarex’s common stock or Resolute’s common stock, the risk of litigation related to the proposed transaction, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on merger-related issues, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Cimarex’s and Resolute’s businesses.

All such factors are difficult to predict and are beyond Cimarex’s or Resolute’s control, including those detailed in Cimarex’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at https://www.cimarex.com and on the SEC’s website at http://www.sec.gov, and those detailed in Resolute’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on Resolute’s website at https://www.resoluteenergy.com/ and on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Cimarex undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Non-GAAP Measures

This communication also contains certain historical and forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Cimarex’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the exploration and production industry.

Certain measures in this release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP.

This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow, Non-GAAP Cash Flow Per Share (CFPS) and Free Cash Flow – Non-GAAP Cash Flow (or Cash Flow) is defined as cash from (used in) operating activities excluding net change in other assets and liabilities and working capital. Non-GAAP CFPS is Non-GAAP Cash Flow divided by the weighted average number of common shares outstanding. Free Cash Flow is Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures. Management believes these measures are useful to the company and its investors as a measure of operating and financial performance across periods and against other companies in the industry and are an indication of the company’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. These measures may be used, along with other measures, in the calculation of certain performance targets for the company’s management and employees.